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Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Partners
USA Compression Partners, LP:

        We consent to the use of our report dated March 28, 2013, with respect to the consolidated balance sheets of USA Compression Partners, LP as of December 31, 2012 and 2011, and the related consolidated statements of operations, comprehensive income, changes in partners' capital, and cash flows for each of the years in the three-year period ended December 31, 2012, incorporated herein by reference and to the reference to our firm under the heading "Experts" in the prospectus. Our report refers to the Partnership's change in controlling ownership on December 23, 2010, which resulted in a new cost basis for the Partnership.

/s/ KPMG LLP

Dallas, Texas
April 10, 2013

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  Exhibit 23.1
Consent of Independent Registered Public Accounting Firm